June 28, 2011

Unitrin, Inc. Announces May Catastrophe Loss Estimate

CHICAGO - (Business Wire) - Unitrin, Inc. (NYSE: UTR) today announced its preliminary estimate of catastrophe losses from severe storms during the month of May 2011. The Company estimates second quarter earnings will include approximately $20 million in pre-tax catastrophe losses related to the May storm activity. Amounts recoverable through reinsurance are estimated to be immaterial.

Unitrin has refined its estimate of its April catastrophe losses and believes the ultimate losses will be approximately $65 million, the lower end of its previously announced range.

Unitrin is a diversified insurance holding company, with subsidiaries that principally provide life, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin's principal businesses are:

  Kemper(R), which provides auto, homeowners and other insurance products to individuals through a network of independent agents,

  Unitrin Direct, which markets auto, homeowners and renters insurance to consumers via direct mail, the Internet and employer-sponsored employee benefit programs and other affinity relationships,

  Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and

  Life and Health Insurance, which specializes in the sale of life and health insurance products to individuals through a network of employee agents and exclusive, independent agents.

Forward Looking Statements & Risk Factors:

This news release contains forward-looking statements about catastrophe losses. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be indentified by the fact that they do not relate strictly to historical or current facts. They use words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "project(s)," "plan(s)," "intend(s)," "expect(s)," "might," "may" and other words and terms of similar meaning in connection with a discussion of future operating financial performance or financial condition. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this presentation. The reader is advised, however, to consult any further disclosures Unitrin makes on related subjects in its filings with the SEC.

Kemper(R) is a registered service mark of Unitrin, Inc.

Source: Unitrin, Inc.

Contact:

Unitrin, Inc.

Frank J. Sodaro, (312) 661-4930

investor.relations@unitrin.com